EXHIBIT 5.1

June 8, 2021

Re:     Registration Statement on Form S-8 Relating to the
PG&E Corporation 2021 Long-Term Incentive Plan

Ladies and Gentlemen:

At your request, as Vice President, Deputy General Counsel and Corporate Secretary for PG&E Corporation, a California corporation, I am rendering this opinion in connection with the offer and sale of 44,000,000 shares of PG&E Corporation’s common stock (the “Shares”) pursuant to the PG&E Corporation 2021 Long-Term Incentive Plan (the “Plan”), as described in the above-referenced Registration Statement (the “Registration Statement”).

I, or other members of PG&E Corporation’s Law Department acting at my direction and under my supervision, have examined such instruments, documents, and records as I or we have deemed relevant or necessary for the basis of this opinion. In such examination, I or we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I or we have reviewed.

Based on such examination, I am of the opinion that the Shares, when issued in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable. The opinions set forth in this letter are limited to the General Corporation Law of the State of California, as in effect on the date hereof.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of my name wherever it appears in said Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ BRIAN M. WONG
BRIAN M. WONG
Vice President, Deputy General Counsel
and Corporate Secretary
PG&E Corporation